EXHIBIT 21




List of Subsidiaries of Registrant


Name of Subsidiary                            Jurisdiction

The Peoples Bank of Oxford                    Pennsylvania
  Wilmerding & Associates, Inc.               Pennsylvania
  Peoples First Business Investment, LLC      Pennsylvania
    Peoples First Land Transfer, LLC          Pennsylvania



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